Exhibit 99.1

Contact: Kevin Bordosky Senior Director, Investor Relations (281) 647-4035

Diamond Offshore Reports First Quarter 2023 Results and

Announces Contract Awards of $212 Million

•	Awarded $212 million in New Contracts

•	Ocean GreatWhite Completes Reactivation and Commences Contract

•	Performance Bonus Earned by Senegal Rigs for Third Consecutive Quarter

•	Revenue and Adjusted EBITDA increased compared to the 4th quarter 2022

HOUSTON, May 8, 2023 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported the following results for the first quarter of 2023:

	Three Months Ended
Thousands of dollars, except per share data	March 31, 2023	December 31, 2022
Total revenues	$232,021	$223,264
Operating loss	(4,960)	(12,191)
Adjusted EBITDA	21,733	12,480
Net income (loss)	7,229	(52,438)
Income (loss) per diluted share	$0.07	$(0.52)

Diamond Offshore announced contract awards for the 7th generation drillship Ocean BlackHawk in the U.S. Gulf of Mexico and the harsh environment semisubmersibles, Ocean Patriot, Ocean Endeavor and Ocean GreatWhite in the U.K. North Sea. The $212 million in contract awards for the Company is in addition to the $1.6 billion of backlog reported as of April 1, 2023.

Bernie Wolford, Jr., President and Chief Executive Officer of Diamond Offshore, stated “Securing work at significantly improved dayrates with quality customers further demonstrates the value our crews and assets are delivering. These awards reflect the continued strength of both the drillship and semisubmersible markets and our ability to capture meaningful upside as our rigs become available.”

The Ocean BlackHawk has been awarded a one-year contract with a one-year priced option with Anadarko Petroleum Corporation, a wholly-owned subsidiary of Occidental, in the U.S. Gulf of Mexico. The contract is expected to commence in the fourth quarter of 2023.

In the U.K. North Sea, the Ocean Patriot has secured a two-well contract. The contract is expected to commence in the second half of the third quarter. Wolford added, “A potential second new contract currently under negotiation would fill out the remaining availability in 2023 and keep the rig contracted through the winter season.” The Ocean Endeavor has been awarded an extension covering two wells with an estimated duration of 120 days with its current client. The contract is expected to commence in early November 2023. Further, the Ocean GreatWhite had its first option well exercised by its current client with an estimated duration of 60 days. The option well is expected to commence in mid-January 2024 after completion of the initial five-well firm period. There are priced options remaining for up to seven additional wells.

First Quarter Results

Contract drilling revenue for the first quarter totaled $232 million compared to $223 million in the fourth quarter of 2022. The increase in revenue quarter-over-quarter was primarily driven by the Ocean BlackHornet commencing its second option period with bp at a higher dayrate. Results for the first quarter also reflect the completion of the reactivation of the Ocean GreatWhite and commencement of its contract in the North Sea near the end of March.

Contract drilling expense for the first quarter decreased to $173 million, compared to $178 million in the prior quarter, largely due to the Ocean Onyx being cold-stacked for the entire quarter.

General and administrative expenses were $20 million in the first quarter compared to $17 million in the prior quarter. The increase was primarily attributable to higher personnel costs and professional fees.

Tax benefit for the first quarter was $26 million as compared to a tax expense of $26 million in the prior quarter. The tax benefit recorded in the first quarter is based on the computation and application of the Company’s annual effective tax rate in accordance with U.S. GAAP accounting standards, adjusted for discrete items. The fourth quarter tax provision was attributable to the lack of tax benefit on losses in certain jurisdictions as well as the increase in certain tax reserves for potential tax exposures.

Operational Highlights

The reactivation of the Ocean GreatWhite was completed in the first quarter, and the rig commenced an approximate 300-day contract with bp, its first contract award since stacking in 2020. The Ocean BlackRhino, operating in Senegal, earned a performance bonus from Woodside Energy, marking the third consecutive quarter during which the Company’s Senegal rigs earned a bonus. The Ocean Endeavor returned to work for Shell in the North Sea after completing its shipyard stay for its special hull survey and structural upgrades.

Revenue efficiency for the quarter remained level at approximately 96%, demonstrating consistent and efficient operations.

Also during the quarter, the Company engaged a broker to assist in evaluating the potential sale of the Ocean Monarch, a deepwater semisubmersible rig, which is currently cold stacked. The rig is reported as “Asset Held for Sale” on the Company’s balance sheet.

Outlook

Commenting on the outlook for the offshore drilling market, Wolford concluded, “The market exhibits the characteristics underpinning the continuation of the broad based upcycle, as demonstrated by our recent fixtures for both drillships and semisubmersibles across multiple regions and tendering activity for longer term prospects. As we move through 2023 and into 2024, our EBITDA and cash flow from operations should continue to improve quarter over quarter, further strengthening Diamond’s financial position.”

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 8:00 a.m. CDT on Tuesday, May 9, 2023. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. A copy of the slide presentation used in connection with the conference call is available on the investor relations section of the Company’s website under Calendar of Events. Participants who want to join the call via telephone or want to participate in the question and answer session may register here to receive the dial-in numbers and unique PIN to access the call. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at http://www.diamondoffshore.com/.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release and made during the referenced conference call that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, any statement that may project, indicate or imply future results, events, performance or achievements, including statements relating to future financial results; future recovery in the offshore contract drilling industry; expectations regarding the Company’s plans, strategies and opportunities; expectations regarding the Company’s business or financial outlook; future borrowing capacity and liquidity; expected utilization, dayrates, revenues, operating expenses, rig commitments and availability, cash flows, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the effect, impact, potential duration and other implications of the ongoing COVID-19 pandemic; the offshore drilling market, including supply and demand, customer drilling programs, repricings, stacking of rigs, effects of new rigs on the market and effect of the volatility of commodity prices; expected work commitments, awards and contracts; future operations; increasing regulatory complexity; general market, business and industry conditions, trends and outlook; and general political conditions, including political tensions, conflicts and war. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of certain of the risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in Item 1A “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s other reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, levels of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, litigation and disputes, permits and approvals for drilling operations, the COVID-19 pandemic and related disruptions to the global economy, supply chain and normal business operations across sectors and countries, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors and other considerations, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31, 2023	December 31, 2022
Revenues:
Contract drilling	$214,383	$207,752
Revenues related to reimbursable expenses	17,638	15,512

Total revenues	232,021	223,264

Operating expenses:
Contract drilling, excluding depreciation	173,490	178,363
Reimbursable expenses	17,213	15,030
Depreciation	27,906	24,764
General and administrative	19,585	17,391
Gain on disposition of assets	(1,213)	(93)

Total operating expenses	236,981	235,455

Operating loss	(4,960)	(12,191)
Other income (expense):
Interest income	7	6
Interest expense	(12,040)	(11,631)
Foreign currency transaction loss	(1,271)	(2,738)
Other, net	(152)	(220)

Loss before income tax benefit (expense)	(18,416)	(26,774)
Income tax benefit (expense)	25,645	(25,664)

Net income (loss)	$7,229	$(52,438)

Income (loss) per share, Basic and Diluted	$0.07	$(0.52)

Weighted-average shares outstanding, Basic	101,331	101,170

Weighted-average shares outstanding, Diluted	103,936	101,170

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$18,552	$63,041
Restricted cash	22,776	34,293
Accounts receivable, net of allowance for credit losses	182,018	172,053
Prepaid expenses and other current assets	60,633	48,695
Asset held for sale	1,000	—

Total current assets	284,979	318,082
Drilling and other property and equipment, net of accumulated depreciation	1,140,800	1,141,908
Other assets	85,350	67,966

Total assets	$1,511,129	$1,527,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$259,343	$261,661
Long-term debt	345,750	360,644
Noncurrent finance lease liabilities	126,983	131,393
Deferred tax liability	1,394	700
Other liabilities	86,822	93,888
Stockholders’ equity	690,837	679,670

Total liabilities and stockholders’ equity	$1,511,129	$1,527,956

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

Three Months Ended
March 31, 2023
Operating activities:
Net loss	$7,229
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,906
Gain on disposition of assets	(1,213)
Deferred tax provision	(14,457)
Stock-based compensation expense	4,414
Contract liabilities, net	297
Contract assets, net	(270)
Deferred contract costs, net	(2,560)
Other assets, noncurrent	(400)
Other liabilities, noncurrent	1,883
Other	706
Net changes in operating working capital	(31,712)

Net cash used in operating activities	(8,177)

Investing activities:
Capital expenditures	(29,413)
Proceeds from disposition of assets, net of disposal costs	663

Net cash used in investing activities	(28,750)

Financing activities:
Repayment of borrowings under credit facility	(15,000)
Principal payments of finance lease liabilities	(4,079)

Net cash used in financing activities	(19,079)

Net change in cash, cash equivalents and restricted cash	(56,006)
Cash, cash equivalents and restricted cash, beginning of period	97,334

Cash, cash equivalents and restricted cash, end of period	$41,328

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND OPERATIONAL EFFICIENCY

(Dayrate in thousands)

TOTAL FLEET
First Quarter			Fourth Quarter
2023			2022
Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)	Average Dayrate (1)	Utilization (2)	Revenue Efficiency (3)
$272	63%	95.9%	$249	65%	96.4%

(1)

Average dayrate is defined as total contract drilling revenue for all of the rigs in our fleet (including managed rigs) per revenue-earning day. A revenue-earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.

(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all rigs in our fleet (including managed and cold-stacked rigs).
(3)	Revenue efficiency is calculated as actual contract drilling revenue earned divided by potential revenue, assuming a full dayrate is earned.

Non-GAAP Financial Measures (Unaudited)

To supplement the Company’s unaudited condensed consolidated financial statements presented on a basis in conformity with generally accepted accounting principles in the United States (GAAP), this press release provides investors with adjusted earnings before interest, taxes and depreciation and amortization (or Adjusted EBITDA), which is a non-GAAP financial measure. Management believes that this measure provides meaningful information about the Company’s performance by excluding certain items that may not be indicative of the Company’s ongoing operating results. This allows investors and others to better compare the Company’s financial results across previous and subsequent accounting periods and to those of peer companies and to better understand the long-term performance of the Company. Non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling expense, operating income or loss, cash flows from operations or other measures of financial performance prepared in accordance with GAAP.

Reconciliation of Loss Before Income Tax Benefit (Expense) to Adjusted EBITDA:

(In thousands)

	Three Months Ended
	March 31, 2023	December 31, 2022
As reported loss before income tax benefit (expense)	$(18,416)	$(26,774)
Interest expense	12,040	11,631
Interest income	(7)	(6)
Foreign currency transaction loss	1,271	2,738
Depreciation	27,906	24,764
Gain on disposition of assets	(1,213)	(93)
Other, net	152	220

Adjusted EBITDA	$21,733	$12,480